February  28, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sirs:

      At  a  meeting held on November 3, 1995,
the   Board   of  Directors  of   Nicholas   -
Applegate Growth Equity Fund ("the Company"), approved the engagement of Ernst & Young LLP as the independent auditors for the Company, to replace the firm of Coopers & Lybrand
L.L.P. ("C&L") effective November 13, 1995.

      The  reports  of  C&L on  the  Company's
financial  statements and financial highlights
for   the  prior two years ended December  31,
1994, did not contain an adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope, or accounting principles.

      In  connection with the  audits  of  the
Company's  financial statements and  financial
highlights  for  the  prior  two  years  ended
December  31,  1994, and for the  period  from
January 1 through November 13, 1995 there were
no  disagreements with C&L on any  matters  of
accounting principles or practices,  financial
statement  disclosures, or auditing scope  and
procedures  which, if        not  resolved  to
the satisfaction of C&L, would have caused C&L to make reference to the matter in their reports.

      The Company has requested C&L to furnish
a  letter addressed to the Commission  stating
its  agreement  with the above statements.   A
copy of that letter, dated February 28, 1996, is attached hereto.



Very truly yours,



Grace Torres
Treasurer

Attachment